January 10, 2023

Dear Adam:

Insignia Systems, Inc. (the "Company") thanks you for your past service. We consider your continued service and dedication to the Company essential to our success. To incentivize you to remain employed with the Company we are pleased to offer you a retention bonus as described in this letter agreement.

In appreciation of your past contributions, and as an inducement for you to continue your employment with the Company through at least December 31, 2023, the Company is making you eligible to earn a total retention bonus of **$130,000**, less applicable withholdings (the "Retention Bonus"). Your eligibility to earn and receive the Retention Bonus is in addition to your ordinary base salary, incentive compensation and benefits, and subject to all terms and conditions identified in this letter agreement.

In order to earn the Retention Bonus, you must remain employed by the Company from the date of this letter agreement through the earlier of (a) the date the Company terminates your employment without Cause (subject to you signing and not rescinding a release of claims) and (b) December 31, 2023 (in each case, the "Vesting Date"). If the Company terminates your employment without Cause as a result of the completion of a Change in Control (as defined in the Insignia Systems, Inc. 2018 Equity Incentive Plan, the "Equity Plan"), then to earn the Retention Bonus you also must have either: (1) accepted and commenced or continued employment with the Successor or (2) not received an offer of new or continued employment from the Successor after complying with any documentation and procedures reasonably required by the Successor. For purposes of this letter, a "Successor" means any acquiror, purchaser, successor or equivalent, including their direct and indirect affiliates, with respect to the Company or its business in connection with a Change in Control.

If earned, the Retention Bonus will be paid to you in one lump sum cash payment on the first regularly scheduled pay date after the Vesting Date or, if earlier, within thirty (30) days thereafter. Notwithstanding the foregoing, if your employment with the Company is terminated by you for any reason or by the Company for Cause (as defined below), and your employment separation date is on or before December 31, 2023, then you will forfeit the Retention Bonus in its entirety. For purposes of this letter agreement, "Cause" has the meaning set forth in the Equity Plan.

This letter agreement does not modify the at-will employment relationship between you and the Company. The Company and you each retain the right to terminate your employment with the Company, with or without notice, at any time and for any or no reason.

All matters relating to the interpretation and enforcement of this letter agreement will be governed by the laws of the State of Minnesota. This letter agreement may not be assigned by you. The Company may assign this letter agreement to any successor, parent or affiliate of the Company without further consent by you.

INSIGNIA™

This letter agreement contains the entire agreement and understanding between the Company and you with respect to your eligibility for any retention payments or any other form of retention-based compensation. This letter agreement may not be modified or amended except in a written amendment signed by you and an authorized representative of the Company.

Thank you again for your past and continued service to Insignia!

Sincerely,

DocuSigned by:
Kristine Glancy
7C46325B54B5454...
Kristine A. Glancy
President and Chief Executive Officer

Acknowledgment and Acceptance:

By signing below, I accept and agree to the terms and conditions of this letter agreement as set forth above.

DocuSigned by:
Adam May
D5C21968443E4AC...
Adam D. May

Date: 1/18/2023